Exhibit 99(g)

INVESTMENT ADVISORY AGREEMENT

This INVESTMENT ADVISORY AGREEMENT (the “Agreement”) dated December 11, 2019, is made by and between the Arca U.S. Treasury Fund, a Delaware statutory trust (the “Fund”), and Arca Capital Management, LLC (the “Adviser”), and confirms the agreement between the Fund and Adviser as follows:

1.       The Fund is a continuously offered, diversified, closed-end management investment company that intends to operate as an interval fund. The Fund engages in the business of investing and reinvesting the Fund’s assets in the manner and in accordance with the investment objective and restrictions specified in the Fund’s registration statement, as amended from time to time (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Investment Company Act of 1940 (the “1940 Act”) and the Securities Act of 1933 (the “1933 Act”). Copies of the Registration Statement have been furnished to the Adviser. Any amendments or supplements to the Registration Statement and any other reports filed with the Commission or provided to the Fund’s shareholders shall be furnished to the Adviser promptly.

2.       The Fund hereby appoints the Adviser to provide the investment advisory services specified in this Agreement and the Adviser hereby accepts such appointment.

3.       The Fund shall be responsible for all of its expenses and liabilities, including compensation of its Trustees who are not affiliated with the Adviser or the Fund’s principal underwriter/distributor or any of their affiliates; taxes and governmental fees; interest charges; fees and expenses of the Fund’s independent accountants and legal counsel; trade association membership dues; fees and expenses of any custodian (including maintenance of books and accounts and calculation of the net asset value of shares of the Fund), transfer agent, registrar and dividend disbursing agent of the Fund; expenses of issuing, redeeming, registering and qualifying for sale shares of beneficial interest in the Fund; expenses of preparing prospectuses and reports to shareholders, notices, proxy statements and reports to regulatory agencies; the cost of office supplies, including stationery; travel expenses of all officers, Trustees and employees; insurance premiums; brokerage and other expenses of executing portfolio transactions; expenses of shareholders’ meetings; organizational expenses; and extraordinary expenses. Notwithstanding the foregoing, the Fund may enter into a separate agreement, which shall be controlling over this Agreement, as amended, pursuant to which some or all of the foregoing expenses of this Section 3(b) shall be the responsibility of the other party or parties to that agreement.

4.       (a) Subject to the supervision of the Fund board of Trustees (the “Board”), the Adviser will: (i) provide a program of continuous investment management for the Fund with regard to the Fund’s investment of its assets (the “Portfolio”) in accordance with the Fund’s investment objectives, policies and limitations as stated in the Fund’s Prospectus and statement of additional information included as part of the Registration Statement, as they may be amended from time to time; (ii) make investment decisions for the Fund, including, but not limited to, the selection and management of investment sub-advisers for the Fund (if any), in which case any of the duties of the Adviser set forth herein may be delegated to such investment sub-advisers subject to approval by the Board; (iii) if one or more investment sub-advisers are appointed with respect to the Fund, monitor and evaluate the performance of such investment sub-advisers under their respective sub-advisory agreements in light of the investment objectives and policies of the Fund, and render to the Board such periodic and special reports related to such performance monitoring as the Board may reasonably request, and analyze and recommend changes in investment sub-advisers as the Adviser may deem appropriate; (iv) place orders to purchase and sell investments for the Fund; and (v) provide office space, secretarial and clerical services and wire and telephone services necessary to provide the investment advisory duties set forth in this Section 4.

(b) In performing its investment management services to the Fund under the terms of this Agreement, the Adviser will provide the Fund with ongoing investment guidance and policy direction.

(c) The Adviser further agrees that, in performing its duties for the Fund hereunder, it will:

i.       comply with the 1940 Act and all rules and regulations thereunder, the Investment Advisers Act of 1940, as amended, the Internal Revenue Code of 1986, as amended (the “Code”) and all other applicable federal and state laws and regulations, and with any applicable procedures adopted by the Board;

ii.       use reasonable efforts to manage the Portfolio so that the Fund will qualify, and continue to qualify, as regulated investment companies under Subchapter M of the Code and regulations issued thereunder;

iii.      place orders pursuant to its investment determinations for the Fund in accordance with policies set forth in the Fund’s Registration Statement, as amended from time to time, and consistent with written guidelines adopted by the Fund and provided to the Adviser, and in accordance with applicable legal requirements;

iv.      furnish to the Fund whatever statistical information the Fund may reasonably request with respect to the Fund, and keep the Fund and the Board informed of developments materially affecting the Fund including, on the Adviser’s own initiative, furnishing to the Fund from time to time whatever information the Adviser believes appropriate for this purpose;

v.       make available to the Fund, promptly upon its request, such copies of its investment records and ledgers with respect to the Fund as may be required to assist the Fund in its compliance with applicable laws and regulations;

vi.      furnish the Board with such periodic and special reports regarding the Fund as it may reasonably request and meet quarterly with the Board to explain its investment management activities and any such reports related to the Fund;

vii.     immediately notify the Fund in the event that the Adviser or any of its affiliates: (1) becomes aware that it is subject to a statutory disqualification that prevents the Adviser from serving as investment adviser pursuant to this Agreement; or (2) becomes aware that it is the subject of an administrative proceeding or enforcement action by the Commission or other regulatory authority. The Adviser further agrees to notify the Fund immediately of any material fact known to the Adviser respecting or relating to the Adviser that is not contained in the Registration Statement regarding the Fund, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect;

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viii.   in making investment decisions for the Fund, use no material non-public information that may be in its possession or in the possession of any of its affiliates, nor will the Adviser seek to obtain any such information;

ix.      use its best efforts to seek to execute portfolio transactions at prices which, under the circumstances, result in total costs or proceeds being the most favorable to the Fund; and

x.       vote all proxies solicited by or with respect to the issuers of securities held by the Fund, subject to such policies and procedures as the Board may adopt from time to time. The Adviser shall maintain a record of how the Adviser voted and such record shall be available to the Fund upon its request. The Adviser shall use its best good faith judgment to vote such proxies in a manner which best serves the interests of the Fund’s shareholders. The Adviser may delegate proxy voting to a third-party company provided, however, that the Adviser remains liable for the proxy voting.

5.       (a) The Adviser shall give the Fund the benefit of the Adviser’s best judgment and efforts in rendering its services under this Agreement. The Adviser may rely on information reasonably believed by it to be accurate and reliable. As an inducement for the Adviser’s undertaking to render services under this Agreement, the Fund agrees that neither the Adviser nor its members, officers, directors, or employees shall be subject to any liability for, or any damages, expenses or losses incurred in connection with, any act or omission or mistake in judgment connected with or arising out of any services rendered under this Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in performance of the Adviser’s duties, or by reason of reckless disregard of the Adviser’s obligations and duties under this Agreement. This provision shall govern only the liability to the Fund of the Adviser and that of its members, officers, directors, and employees, and shall in no way govern the liability to the Fund or the Adviser or provide a defense for any other person including persons that provide services for the Fund as described in this Agreement.

(b) The terms “Arca U.S. Treasury Fund” and “Trustees” refer, respectively, to the trust created and the Fund’s trustees, as trustees but not individually or personally, acting from time to time under, the Fund’s Amended and Restated Agreement and Declaration of Trust to which reference is hereby made, such reference being inclusive of any and all amendments thereto so filed or hereafter filed. The obligations of “Arca U.S. Treasury Fund” entered into in the name or on behalf thereof by any of the Fund’s Trustees, representatives or agents are made not individually, but in such capacities and are not binding upon any of the Trustees, shareholders or representatives of the Fund personally, but bind only the assets of the Fund, and all persons dealing with the Fund must look solely to the assets of the Fund for the enforcement of any claims against the Fund.

6.       (a) In consideration of the services to be rendered by the Adviser under this Agreement, the Fund shall pay the Adviser a monthly fee on the first business day of each month, based upon the average daily value (as determined on each business day at the time set forth in the Fund’s Prospectus for determining net asset value per share) of the net assets of the Fund, during the preceding month, at the annual rate of 0.05% .

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(b) If the fees payable to the Adviser pursuant to this Section 6 begin to accrue before the end of any month or if this Agreement terminates before the end of any month, the fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion which the period bears to the full month in which the effectiveness or termination occurs. For purposes of calculating the monthly fees, the value of the net assets of the Fund shall be computed in the manner specified in the Fund’s Prospectus for the computation of net asset value. For purposes of this Agreement, a “business day” is any day the Fund is open for business or as otherwise provided in the Fund’s Prospectus.

7.       (a) This Agreement shall become effective as of the date the Fund’s initial Registration Statement is declared effective by the Commission and shall continue in effect with respect to the Fund for a period of two years thereafter. This Agreement shall continue after such initial terms for successive annual terms only so long as such continuance is specifically approved at least annually (i) by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or by the Board and (ii) by the vote, cast in person at a meeting called for such purpose, of a majority of the Fund’s Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party.

(b) This Agreement may be terminated, without the payment of any penalty, by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or by a vote of a majority of the Fund’s Board on 60 days’ written notice to the Adviser or by the Adviser on 60 days’ written notice to the Fund. This Agreement (or any supplement hereto) shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

8.       Except to the extent necessary to perform the Adviser’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict the right of the Adviser, or any affiliate of the Adviser, or any employee of the Adviser, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

9.       The investment management services of the Adviser to the Fund under this Agreement are not to be deemed exclusive as to the Adviser and the Adviser will be free to render similar services to others.

10.       It is understood that the names “Arca Capital Management, LLC” or “Arca” or any derivative thereof or logo associated with those names and other servicemarks and trademarks owned by the Adviser or its affiliates are the valuable property of the Adviser and its affiliates, and that the Fund may use such names (or derivatives or logos) only as permitted by the Adviser.

11.       Notices of any kind to be given to the Adviser by the Fund shall be in writing and shall be duly given if mailed or delivered to the Adviser at 4151 Redwood Ave., Suite 206, Los Angeles, CA 90066, or to such other address or to such individual as shall be specified by the Adviser.

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12.       This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

13.       (a) This Agreement shall be construed in accordance with the laws of the State of Delaware, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act.

(b)       If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable. To the extent that any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise with regard to any party hereunder, such provisions with respect to other parties hereto shall not be affected thereby.

(c)       The captions in this Agreement are included for convenience only and in no way define any of the provisions hereof or otherwise affect their construction or effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the 11th day of December, 2019.

ARCA U.S. TREASURY FUND,

By:	/s/ Philip Liu
Name: Philip Liu
Title: President

ARCA CAPITAL MANAGEMENT, LLC

By:	/s/ Philip Liu
Name: Philip Liu
Title: Chief Legal Officer

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